CONFORMED COPY

              DATED                2nd July                  1993


                       BARING BROTHERS (GUERNSEY) LIMITED
                            (AS TRUSTEE) AND OTHERS


                                    - and -



                         ARROW ELECTRONICS (UK) LIMITED





                                   AGREEMENT
                        for the acquisition of shares in
                                TECHDIS LIMITED



                                Herbert Smith,
                                Exchange House,
                                Primrose Street,
                                London EC2A 2HS.
                                Tel: 071-374 8000
                                Telex: 886633
                                Fax: 071-496 0043
                                Ref: 182/C1O7/30372681
                                AG30372681060493

THIS AGREEMENT is made on 2nd July 1993


BETWEEN:

(1) THE PERSONS whose names and addresses are set out in Schedule 1 (the "VENDORS" and severally a "VENDOR"); and

(2) ARROW ELECTRONICS (UK) LIMITED a company incorporated in England and Wales (registered number 2395760) and whose registered office is at Turnpike Road, Cressex Estate, High Wycombe, Buckinghamshire (the "PURCHASER")

RECITALS:

A. Techdis Limited (the "COMPANY") was incorporated in England on 25th September 1986 under the Companies Act 1985 with registered number 2058603 and is a private company limited by shares. Further details of the Company, its authorised and issued share capital and the names of its present directors and secretary are set out in Part I of
         Schedule 2.

B. The companies named in Part II of Schedule 2 (the "SUBSIDIARIES") are the only subsidiaries of the Company. Further details of the Subsidiaries, their authorised and issued share capitals and the names of their present directors and of their secretaries are set out in
         Part II of Schedule 2.

IT IS AGREED as follows:-


1.       INTERPRETATION

1.1 In this Agreement and in the Schedules the following definitions are used:-

         "ACCOUNTS"                               means the audited
                                                  consolidated balance sheet
                                                  of the Company and the
                                                  Subsidiaries as at 31st
                                                  December 1992

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
                                                  and the audited consolidated
                                                  profit and loss account of
                                                  the Company and the
                                                  Subsidiaries in respect of
                                                  the accounting reference
                                                  period of the Company and the
                                                  Subsidiaries ended on 31st
                                                  December 1992;

"ACCOUNTS DATE"                                   means 31st December 1990,
                                                  31st December 1991 or 31st
                                                  December 1992, as the case
                                                  may be;

"APPROPRIATE PRORATION"                           in relation to any of the
                                                  Vendors, means that
                                                  proportion which the amount
                                                  of the consideration
                                                  receivable by him under
                                                  Clause 3.2(A) bears to the
                                                  total amount of the
                                                  consideration receivable by
                                                  the Vendors under Clause
                                                  3.2(A) as set out in column 4
                                                  of Schedule 1;

"ASSIGNMENT"                                      means the assignment of the
                                                  Debt and the Guarantee in
                                                  accordance with Clause 2.3;

"ASSOCIATED COMPANY"                              in relation to any body
                                                  corporate means any of its
                                                  holding companies or
                                                  subsidiaries or any other
                                                  subsidiary of any such
                                                  holding company;


"BUSINESS DAY"                                    means a day (not being a
                                                  Saturday) on which banks are
                                                  open for general banking
                                                  business in the City of
                                                  London;


"COMPANIES ACT"                                   means the Companies Act
                                                  1985;


"COMPLETION"                                      means completion of the sale
                                                  and purchase of the Shares
                                                  and the Assignment in
                                                  accordance with Clause 4;

"DEBT" means the sum of L.750,000 owed by the Company to the Institutional Vendors under a loan agreement dated 10th
                                                  September 1990 as amended;

"DEED OF RELEASE"                                 means the deed of release in
                                                  the agreed terms from
                                                  Barclays Private Bank and
                                                  Trust Limited in respect of
                                                  the floating charges dated
                                                  1st December 1986 and 10th
                                                  September 1990 given in its
                                                  favour by the Company and
                                                  MMD;


"DISCLOSED SCHEME"                                means:-

                                                  (A) The MMD Money Purchase
                                                  Group Scheme; and

                                                  (B) The MMD Executive Pension
                                                  Scheme,

                                                  as constituted by trust deeds
                                                  dated 15th May 1987 and
                                                  7th August 1986 respectively;

"DISCLOSURE LETTER"                               means the letter in the
                                                  agreed terms from the
                                                  Vendors' Solicitors to the
                                                  Purchaser's Solicitors
                                                  delivered immediately prior
                                                  to the making of this
                                                  Agreement;


"ENVIRONMENTAL LAW"                               means the Environmental
                                                  Protection Act 1990, the
                                                  Water Resources Act 1991, the
                                                  Water Industry Act 1991, the
                                                  Control of Pollution
                                                  (Amendment) Act 1989, the
                                                  Control of Pollution Act
                                                  1974, the Clean Air Acts, the
                                                  Alkali etc. Act 1906 and any
                                                  other laws directives and
                                                  regulations whether
                                                  statutory, at common law, in
                                                  equity or otherwise relating
                                                  to
                                                  the environment (which shall
                                                  have the same meaning it
                                                  bears in the Environmental
                                                  Protection Act 1990)
                                                  including but not limited to
                                                  any law relating to waste or
                                                  contamination or pollution of
                                                  air or water (including
                                                  ground water and underground
                                                  waters) or soil or any other
                                                  aspect of protection of the
                                                  environment but not including
                                                  the Planning Acts;

"ESCROW ACCOUNT"                                  means the earmarked
                                                  interest-bearing deposit
                                                  account of the Vendors'
                                                  Solicitors referred to in
                                                  Schedule 5;

"FINAL DATE"                                      means the final date for
                                                  determination in accordance
                                                  with Clause 3.4(B) of the
                                                  amount of the payment
                                                  referred to in Clause 3.2(B);

"GROUP"                                           means the Company and the
                                                  Subsidiaries;

"GUARANTEE"                                       means the guarantee of the
                                                  Debt given by MMD to the
                                                  Institutional Vendors under a
                                                  guarantee and charge dated
                                                  10th September 1990;

"INSTITUTIONAL VENDORS"                           means the Vendors whose
                                                  names are set out in Part II
                                                  of Schedule 1;

"INTELLECTUAL PROPERTY RIGHTS"                    means all inventions,
                                                  patents, registered designs,
                                                  design rights and copyrights,
                                                  know-how and trademarks
                                                  (whether registered or not)
                                                  and the goodwill therein and
                                                  applications for any of the
                                                  same and all rights of a
                                                  similar nature throughout the
                                                  world;

"LIABILITIES DEED"                                means the liabilities deed
                                                  in the agreed terms entered
                                                  into pursuant to this
                                                  Agreement;

"MANAGEMENT ACCOUNTS"                             means the management
                                                  accounts of the Group as
                                                  prepared by the directors of
                                                  the Company in respect of
                                                  each calendar month;

"MMD" means Microprocessor and Memory Distribution Limited, further details of which are set out in Part II of
                                                  Schedule 2;

"PBIT" in respect of any period specified in Clause 3.2, means the consolidated net profits of the Company (after all operating costs but before interest and taxation) on its ordinary activities before taking into account:-

                                                  (i)  any increase or
                                                       reduction in the
                                                       aggregate costs of the
                                                       Group, as compared with
                                                       those costs which it
                                                       would have incurred had
                                                       the Purchaser not
                                                       acquired the Shares and
                                                       received the assignment
                                                       of the Debt, which
                                                       arises as a result of
                                                       any integration of
                                                       administrative functions
                                                       of the Company and/or
                                                       the Subsidiaries with
                                                       those of the Purchaser
                                                       and its Associated
                                                       Companies;

                                                  (ii) any exceptional and
                                                       extraordinary items as
                                                       those terms are defined
                                                       in UK Statements of
                                                       Standard

                                         Accounting Practice and Financial
                                         Reporting Standards;

                                  (iii)  any excess of the annual audit fee of
                                         the Group above L.12,000, exclusive of
                                         value added tax (as that figure is
                                         adjusted to take account of any
                                         increase in the UK General Index of
                                         Retail Prices for all items published
                                         by the Central Statistical Office
                                         between May 1993 and the month in
                                         which the relevant audit fee is
                                         agreed);


                                  (iv) any changes in the accounting policies of the Company or any of the Subsidiaries from those policies of the Purchaser and its subsidiaries used at the date of this Agreement which are required to be made in accordance with any applicable law or UK Standards of Standard Accounting Practice or Financial Reporting Standards; and


                                  (v)    any matter in respect of which any
                                         deduction in respect of a relevant
                                         claim is made, or is entitled to be
                                         made by the Purchaser, pursuant to
                                         Clause 3.2 (D) or paragraph 4.3 of
                                         Schedule 5, to the extent of such
                                         deduction


"PBIT RETURN"                     in respect of any period specified in Clause
                                  3.2, means the fraction, expressed as a
                                  percentage, obtained by dividing PBIT for such period expressed on an annualized basis by Working Capital
                                  Employed;

"PLANNING ACTS"                   means the Town and Country Planning Acts or
                                  any other enactment for the time being in force relating to the use, development and enjoyment of land and buildings;

"PREVIOUS ACCOUNTS"               means the audited consolidated balance sheets
                                  of the Company and the Subsidiaries as at the end of each of the two accounting reference periods ended on 31st December 1990 and 31st
                                  December 1991 respectively and the audited consolidated profit and loss accounts of the Company and the Subsidiaries for those two periods;

"PROPERTIES"                      means the leasehold properties listed in
                                  Schedule 4;

"PURCHASER'S SOLICITORS"          means Herbert Smith of Exchange House,
                                  Primrose Street, London EC2A 2HS;

"RELEVANT CLAIM"                  means a claim in respect of any of the
                                  Warranties or under the Liabilities Deed or a claim for indemnity under Clause 9.10;

"RTPA"                            means the Restrictive Trade Practices Act
                                  1976;

"SHARES"                          means the 56,667 U.S. Dollar Preference
                                  Shares of $1 each, the 10,000 issued "A"
                                  Ordinary Shares of L.1 each, the 47,143 issued "B" Ordinary Shares of L.1 each, the 9,524 issued Deferred Shares of L.1 each and the 600,000 issued Non-Voting Redeemable Preference Shares of L.1 each in the capital of the Company;

"SIDE LETTER"                     the letter in the agreed form from the
                                  Purchaser to the Vendors relating to the conduct of business of the Group in respect of the period from the date of this Agreement to 31st December 1994;

"SVA"                             means Schroder Venture Advisers of 20
                                  Southampton Street, London WC2E 7QG;

"TAXATION" OR "TAX"               means taxation or tax as defined in the
                                  Liabilities Deed;

"TAXES ACT"                       means the Income and Corporation Taxes Act
                                  1988;

"VENDORS' AGENTS"                 means each of (i) SVA, (representing Baring
                                  Brothers (Guernsey) Limited as trustee of Schroder UK Venture Fund 1), (ii) SUMIT
                                  Equity Ventures Ltd (representing STF
                                  Management Limited as general partner of Sharp Technology Fund I Limited Partnership and Sharp Technology Fund II Limited
                                  Partnership) and (iii) Michael Regent
                                  (representing the other Vendors) further details of whom are set out in Clause 11.1;

"VENDORS' SOLICITORS"             means Clifford Chance of 200 Aldersgate
                                  Street London EC1A 4JJ;

"WARRANTIES"                      means the warranties contained in Schedule 3;
                                  and

"WORKING CAPITAL EMPLOYED"        in respect of any period specified in Clause
                                  3.2, means the aggregate of the net stock in trade plus net trade debtors less trade creditors of all members of the Group based on the average of the respective month end positions during the relevant period as shown in the relevant audited and/or Management
                                  Accounts used as specified in Clause 1.2.


1.2 For the purposes of Clause 1.1 PBIT shall be calculated by reference to the audited consolidated accounts of the Company and the Subsidiaries or their respective underlying businesses for the accounting reference period ending 31st December 1994 and/or the Management Accounts for the periods from 1st July 1993 to 31st December 1993 and from 1st January 1994 to 30th June 1994, as the case may be, all of which accounts shall be prepared in accordance with UK Statements of Standard Accounting Practice and Financial Reporting Standards and using accounting bases and policies consistent with those used by the Purchaser and its subsidiaries for the relevant period (such audited consolidated accounts to be prepared as soon as practicable, and in any event not later than 120 days, after the end of the relevant accounting reference period).

1.3 In this Agreement, words and expressions defined in the Companies Act shall bear the same meanings as in that Act.

1.4    In this Agreement, save where the context otherwise requires:-

       (A) a reference to a statute or statutory provision shall include a reference:-

              (1) to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

              (2) to any repealed statute or statutory provision which it re-enacts (with or without modification); and

              (3)   any subordinate legislation made under the relevant statute;

       (B)    words in the singular shall include the plural, and vice versa;

       (C) the masculine gender shall include the feminine and neuter and vice versa;

       (D) a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person's executors or administrators;

       (E) a reference to a Clause or Schedule (other than to a schedule to a statutory provision) shall be a reference to a Clause or Schedule (as the case may be) of or to this Agreement;

       (F) if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

       (G) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

       (H) a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

       (I) where any of the Warranties is qualified by the state of knowledge or awareness of the Vendors or by the expression "so far as the Vendors are aware" or any similar expression, that Warranty shall be deemed to include an additional statement that it has been made after due and careful enquiry;

       (J) references to documents "in the agreed terms" shall be to documents agreed between the parties, annexed to this Agreement and initialled for identification by the Vendors' Solicitors and the Purchaser's Solicitors; and

       (K) the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

1.5 The designations adopted in the recitals and introductory statements preceding this Clause apply throughout this Agreement and the Schedules.

2.     SALE AND PURCHASE AND ASSIGNMENT

2.1 Each of the Vendors whose name is set out in Part I of Schedule I as beneficial owner and each of the Institutional Vendors whose name is set out in Part II of Schedule I as trustee with full power to transfer legal and beneficial title shall sell or procure to be sold and the Purchaser shall purchase the number of Shares set opposite that Vendor's name in column (2) of Schedule 1.

2.2 Save, for the avoidance of doubt, in respect of the right to receive any interest to (and including) 30th June 1993, each of the Institutional Vendors shall hereby assign absolutely, or procure the absolute assignment of, their respective interests in the Debt (as set opposite that Vendor's name in column (2) of Schedule 1) and the Guarantee to the Purchaser and the Purchaser shall accept such absolute assignment.

2.3    (A)    The Shares shall be sold and the respective interests in the Debt shall be assigned free from any option, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights and together with all rights attached to them at the date of this Agreement (other than in the case of the Shares the right of the Vendors to receive the dividend referred to in paragraph
              1.3(A)(i) of Schedule 3) or subsequently becoming attached to them.

       (B) The Purchaser hereby irrevocably and unconditionally agrees and undertakes to each of the Vendors to procure the due payment in full of the interim dividend referred to in paragraph 1.3(A)(i) of Schedule 3 and declared by the Company on the date hereof on 1st July 1993, together with the associated tax credit.

2.4 The Vendors waive and agree to procure the waiver of any restrictions on transfer (including pre-emption rights) and/or assignment which may exist in relation to the Shares or the Debt, whether arising under the articles of association of the Company, or under any agreement or instrument to which the Vendors are parties or by which the Vendors are bound or otherwise.

2.5 The Purchaser shall not be obliged to complete the purchase of any of the Shares or the Assignment unless the Vendors complete the sale of all the Shares and the Assignment of the entire Debt simultaneously, but completion of the purchase of some of the Shares and/or the assignment of part of the Debt will not affect the rights of the Purchaser with respect to the purchase and/or assignment of the remainder thereof.

3.     CONSIDERATION

3.1 Subject to adjustment in accordance with the provisions of this Agreement and the Liabilities Deed, the consideration for the sale of the Shares and the Assignment shall be the aggregate of:-

       (A) the payment at Completion to each of the Vendors of the sum(s) set opposite his name in column (3) of Schedule 1; and

       (B) subject to Clause 3.2(E), the payment to the Vendors of such further sum (if any) as shall be calculated in accordance with Clause 3.2(A),

       which shall be apportioned as to L.600,000 to the Non-Voting Redeemable Preference Shares, as to L.56,667 to the "A" Ordinary Shares, the "B" Ordinary Shares and the Deferred Shares, as to L.750,000 for the Assignment and as to L.4,593,333 and the consideration referred to in

       Clause 3.1(B) to the U.S. Dollar Preference Shares, all as specified in more detail in Schedule 1;

3.2    (A)    Subject to adjustment in accordance with Clause 3.3, the
              aggregate additional consideration, if any, payable by the Purchaser to the Vendors pursuant to Clause 3.1(B) shall be the aggregate of:-

              (i) L.2.50 for each L.1 by which PBIT for the period from 1st July 1993 to 31st December 1994 (inclusive) exceeds L.1,600,000 but does not exceed L.3,000,000; and

              (ii) L.1.3333 for each L.1 by which PBIT for that period exceeds L.3,000,000 but does not exceed L.4,500,000,

              subject to a maximum payment by the Purchaser to the Vendors of L.5,500,000.

       (B) Subject to any deduction made by the Purchaser pursuant to Clause 3.2(D) or paragraph 4.3 of Schedule 5 the additional consideration payable pursuant to Clause 3.2(A) (less the aggregate amount of any payments to the Vendors from the Escrow Account pursuant to paragraphs 4.2(A) or (C) of Schedule 7 exclusive of any interest comprised therein) shall be paid to the Vendors by telegraphic transfer or banker's draft in accordance with the instructions of the Vendors' Solicitors on the fifth business day after the date of agreement or final determination in accordance with Clause 3.4(B) of PBIT for the period to 31st December 1994.

       (C) Subject to any deduction made by the Purchaser pursuant to Clause 3.2(D), the Purchaser shall make payments on account to the Vendors in respect of its liability under Clause 3.2(A) as follows:-

              (i)   in respect of the period from 1st July 1993 to 31st
                    December 1993 (inclusive) an amount equal to L.2.50 for each L.1 by which PBIT for that period exceeds L.533,000 but does not exceed L.1,000,000 and L.1.3333 for each L.1 by which such PBIT exceeds L.1,000,000 and does not exceed L.1,500,000; and

              (ii) in respect of the period from 1st July 1993 to 30th June 1994 (inclusive) an amount equal to L.2.50 for each L.1 by which PBIT for that period exceeds L.1,066,000 but does not exceed L.2,000,000 and L1.3333 for each L.1 by which such PBIT exceeds L.2,000,000 and does not exceed L.3,000,000, less any payment made pursuant to sub--Clause (i) above, in each case subject to adjustment in accordance with Clause 3.3. The aforementioned payments shall be made to the Vendors by telegraphic transfer or banker's draft into the Escrow Account in accordance with the instructions of the Vendors' Solicitors on the fifth business day after the date of agreement or final determination in accordance with Clause 3.4(B) of the amounts payable under this Clause 3.2(C) and the provisions of Schedule 5 shall apply accordingly.


       (D) On or prior to each of the payment dates referred to in Clauses 3.2(B) and 3.2(C) the Purchaser shall notify the Vendors' Solicitors and the Vendors' Agents in writing of its bona fide estimate of the aggregate amount of all relevant claims (if any) in accordance with Clauses 5 and 6 up to such date (including reasonable details of the calculation of such amount) and a sum equal to that aggregate amount (less any amounts deducted from any previous payment pursuant to this Clause 3.2(D)) shall be deducted from the amount then due and payable to the Vendors. Without prejudice to Clauses 6.5, 6.7 and 6.8, where it is agreed or subsequently determined by a court of competent jurisdiction (whether at the instigation of any of the Vendors' Agents or the Purchaser) that any amount is not payable by the Vendors to the Purchaser pursuant to a relevant claim the Purchaser shall pay to the Vendors on the fifth business day after the date of such agreement or final determination as aforesaid a sum equal to the amount of any deduction in respect of any such amount so not payable by the Vendors which was made pursuant to this Clause 3.2(D) together with interest at the rate of 10 per cent. per annum from (but excluding) the later of the date on which the deduction was made (or, where the amount is not payable by reason of the Purchaser having recovered a corresponding amount from any third party, the day of the relevant recovery from such third party) to (and including) the date of payment of such sum by the Purchaser.

       (E) Where any of the Vendors who is a director or employee of the Company or any of the Subsidiaries at the date of this Agreement ceases (otherwise than by reason of death, ill health or other similar incapacity or termination of his employment by the Company without cause, including by reason of redundancy) to be a director or employee as aforesaid prior to any payment date referred to in Clauses 3.2(B) or (C) that Vendor shall forfeit his appropriate proportion of any amount payable to the Vendors by the Purchaser under Clauses 3.2(B) or (C) on any such payment date after the time when he has so ceased to be a director or employee as aforesaid, which unpaid amount shall be retained by the Purchaser for its own benefit.

3.3 The payments to be made by the Purchaser pursuant to Clauses 3.2(B) and Clause 3.2(C) shall be adjusted by multiplying the amounts which would otherwise be payable in respect of the relevant period of six, twelve and eighteen months respectively by the Multiplier set out in column (2) below opposite the corresponding PBIT Return set out in column (1) below:-

                    (1)                              (2)
                PBIT Return                      Multiplier
                -----------                      ----------
                    [S]                             [C]
                    75%                             115%
                    55%                             110%
                    45%                             105%
                    35%                             100%
                    25%                              90%
                    20%                              80%
                    15%                              65%
       provided that if the actual PBIT Return is not a percentage shown in column (1) above the Multiplier to be applied for the purposes of this Clause shall be such percentage which on a straight line basis is in the same pro rata position between the two corresponding percentages set out in column (2) above as the actual PBIT Return occupies in relation to the two percentages closest to the actual PBIT Return set out in column
       (1) above and provided further that this Clause 3.3 shall not apply to the extent that it would result in an aggregate amount in excess of L.5,500,000 becoming payable to the Vendors under Clause 3.2.

3.4    (A)    Subject to the matters referred to in paragraphs (i) to (v) of the definition of PBIT in Clause 1.1, all amounts payable to the Vendors by the Purchaser under Clause 3.2(B) and (C) shall be determined from the accounts prepared in accordance with Clause
              1.2 and at the time of making each such payment the Purchaser shall deliver to the Vendors' Solicitors and the Vendors' Agents a notice (the "Payment Notice") setting out in reasonable detail the calculation of the relevant payment. In the absence of any notice received from any Vendors' Agent on behalf of the Vendors he represents (a "Dispute Notice") within 30 days after delivery of the Payment Notice such Payment Notice shall be conclusive evidence of the relevant amount payable under Clause 3.2(B) or
              (C), as the case may be. If a Dispute Notice is served within such 30 day period the relevant Vendors' Agent and the Purchaser acting in good faith shall endeavour to agree the relevant amount payable provided that should agreement not be reached as aforesaid within 30 days after service of the Dispute Notice the dispute shall be determined in accordance with Clause 3.4(B).


       (B) In the absence of any agreement between the Vendors and the Purchaser in accordance with Clause 3.4(A) the relevant amount payable under Clauses 3.2(B) or (C) which is in dispute shall be determined by an independent accountant chosen by agreement between the Purchaser and the relevant Vendors' Agent or, in the absence of such agreement within seven days after the end of the 30 day period referred to in Clause 3.4(A), to be appointed by the President for the time being of the Institute of Chartered

              Accountants in England and Wales on the application of either the Purchaser or such Vendors' Agent. Any such calculation made by such independent accountant (which be shall be instructed to give in reasonable detail and within 30 days of his appointment) shall (save in the case of manifest error) be final and binding on all concerned and in performing the functions hereunder such independent accountant shall act as an expert and not as an arbitrator. The costs of such independent accountant shall be borne by the Vendors and/or the Purchaser in the proportions determined by the independent accountant.


3.5     If either:-

       (A) the provision of L.30,000 in respect of the debtor Microtech Securities; or

       (B)    the provision of L.16,908 in respect of the debtor Frazer Nash,

       in each case made in the Management Accounts for May 1993 proves (in accordance with the Company's accounting policies specified in Clause 1.2) to have been an over-provision the Purchaser shall on the fifth business day after the same has been proved pay to the Vendors by way of additional consideration for the purchase of the Shares a sum equal to such part of the provision as was not required to have been made and such over-provision shall not be taken into account for the purposes of the calculation of PBIT.

4.     COMPLETION

4.1 "Completion shall take place at the offices of the Purchaser's Solicitors immediately following the signing of this Agreement.

4.2     At Completion:-

       (A) the Vendors shall deliver or cause to be delivered to the Purchaser or the Purchaser's Solicitors:-

              (1)   (i)    a duly executed transfer to the Purchaser or its
                           nominee of the number of the Shares sold by each Vendor (other than the U.S. Dollar Preference
                           Shares); and

                    (ii)   all of the U.S. Dollar Preference Shares,

                    together in each case with definitive share certificates for them in the names of the relevant transferors;

              (2) any power of attorney under which any document is executed on behalf of a Vendor;

              (3) (in the case of a corporate Vendor only) evidence to the Purchaser's satisfaction of the authority of any person executing the Agreement on its behalf;

              (4) any waivers, consents or other documents required to vest in the Purchaser the full beneficial ownership of the Shares and to enable the Purchaser to procure them to be registered in the name of the Purchaser or its nominee;

              (5)   the Liabilities Deed duly executed by the Vendors;

              (6) the certificates of incorporation, common seals, all statutory and minute books (which shall be written up to, but not including, the date of Completion) and share and loan stock certificate books of the Company and each of the Subsidiaries together with all unused share and loan stock certificate forms;

              (7) definitive certificates in respect of all the shares and loan stock beneficially owned by the Company or any of the Subsidiaries in each of the Subsidiaries together with duly executed transfers in blank in respect of all shares and loan stock in the Subsidiaries not registered in the name of the Company or of another of the Subsidiaries;

              (8) all deeds and documents relating to the title of the Company or any of the Subsidiaries to each of the Properties;

              (9) the written resignations in the agreed terms of all directors of the Company and each of the Subsidiaries (other than any director or secretary whom the Purchaser may wish to remain in office) executed as a deed;

              (10) a certificate of non-crystallisation from the chargee in respect of each charge to which any of the assets or undertaking of the Company or any of the Subsidiaries is subject at Completion and which will remain in force after Completion together with evidence satisfactory to the Purchaser (including the executed Deed of Release) that any other charge over the assets or undertaking of any member of the Group has been released or discharged;

              (11) service agreements in the agreed terms signed by Mr. Michael Raymond Regent, Mr. Roger Paul Banks, Mr. Robert James Doe, Mr. Leslie Billing and Mr. Nicholas Harwood; and

              (12) notices of resignation of the existing auditors of the Company and each of the Subsidiaries containing statements as specified in section 394 of the Companies Act 1985.

       (B) the Vendors shall procure that the following business is transacted at meetings of the directors of the Company and each of the Subsidiaries:-

              (1) the directors of the Company shall approve the transfers of the Shares (other than the U.S. Dollar Preference Shares) for registration and the entry of the transferees of such Shares in the register of members of the Company subject only to the transfers of such Shares being subsequently presented duly stamped;

              (2) the situation of the registered office of the Company and each of the Subsidiaries shall be changed to that nominated by the Purchaser;

              (3) all existing mandates for the operation of the bank accounts of the Company and each of the Subsidiaries shall be revoked and new mandates issued giving authority to those persons nominated by the Purchaser;

              (4) the Liabilities Deed shall be approved and executed as a deed by the Company and each of the Subsidiaries;

              (5) service agreements in the agreed terms with Mr. Michael Raymond Regent, Mr. Roger Paul Banks, Mr. Robert James Doe, Mr. Leslie Billing and Mr. Nicholas Harwood shall be approved and signed by the Company;

              (6) any person nominated by the Purchaser for appointment as a director or the secretary of the Company or any of the Subsidiaries shall be so appointed; and

              (7) Ernst & Young shall be appointed to replace the existing auditors of the Company;

       (C) the Purchaser shall deliver to the Vendors' Solicitors (who are hereby irrevocably authorised to receive the same and whose receipt shall be a valid discharge of the Purchaser's obligations under Clause 3.1(A)) a bankers' draft in favour of the Vendors' Solicitors as aforesaid for the total of the amounts shown in column (3) of Schedule 1.

5.     WARRANTIES

5.1 The Vendors severally warrant and represent to the Purchaser in the terms of the Warranties. The liability of the Vendors in respect of relevant claims shall be as provided in Clause 6.2.

 5.2 The Vendors acknowledge that, in entering into this Agreement, the Purchaser has relied upon prior representations by the Vendors in the terms of the Warranties but upon no other representations or warranties, whether oral or in writing, and that the Warranties were made by the Vendors immediately prior to the execution of this Agreement with the intention of inducing the Purchaser to enter into this Agreement.

5.3 The Vendors shall not (in the event of any claim being made against any of them in connection with the sale of the Shares to the Purchaser) make any claim against the Company or any of the Subsidiaries or against any director or employee of the Company or any of the Subsidiaries on whom any of them may have relied before agreeing to any term of this Agreement or of the Liabilities Deed or authorising any statement in the Disclosure Letter, but so that this shall not preclude any Vendor from claiming against any such person who is no longer a director or employee as aforesaid or against any other Vendor under any right of contribution or indemnity to which he may be entitled.

5.4 Each of the Warranties shall be construed as a separate warranty and is given subject to the matters which are fairly disclosed in the Disclosure Letter but (save as expressly provided to the contrary) shall not be otherwise limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

5.5 Each of the Vendors agrees he shall as soon as reasonably practicable after becoming aware of the same disclose to the Purchaser any matter or thing which arises or becomes known to him after the date of this Agreement which is inconsistent with any of the Warranties or which in his reasonable opinion might render any of them misleading.

5.6 The Purchaser shall be entitled to claim that any of the Warranties is or was untrue or misleading or has or had been breached even if the Purchaser could have discovered (but did not discover) on or before Completion that the Warranty in question was untrue or misleading or had been breached and Completion shall not in any way constitute a waiver of any of the Purchaser's rights.

5.7 The rights and remedies of the Purchaser in respect of a breach of any of the Warranties shall not be affected by Completion, subject to Clause
       5.6 by any investigation made by or on behalf of the Purchaser into the affairs of the Company or any of the Subsidiaries, by the giving of any time or other indulgence by the Purchaser to any person, by the Purchaser rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by the Purchaser in writing provided that any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Purchaser.

6.     LIMITATION ON LIABILITY

6.1 Relevant claims shall only be made by serving written notice on the Vendors on or before any due date for payment under Clause 3.2(B) or
       (C), which notice shall identify the subject matter and the basis of the relevant claim in reasonable detail.

6.2    (A)    Subject to Clause 6.2(B), the liability of each of the Vendors in respect of any relevant claim shall not exceed his appropriate proportion of such claim and the aggregate liability of all the Vendors in respect of all relevant claims shall not exceed the aggregate consideration payable under Clause 3.2(A).


       (B) The Vendors' liability in respect of relevant claims as provided in Clause 6.2(A) shall be satisfied solely by deduction from amounts payable to the Vendors under Clause 3.2 and paragraph 4 of Schedule 5 as provided in Clause 3.2(D) and paragraph 4.3 of
              Schedule 5 and for the avoidance of doubt no Vendor shall be obliged to repay to the Purchaser any amount previously paid to him pursuant to Clause 3.2 or paragraph 4.2 of Schedule 5 to satisfy any relevant claim.

6.3 Save in respect of relevant claims under the Liabilities Deed, to which this Clause 6.3 shall not apply, no liability shall attach to the Vendors in respect of relevant claims unless the aggregate amount of the liability of the Vendors in respect of all such relevant claims shall exceed L.50,000, in which case only the excess shall be payable, and no relevant claim shall be made unless the individual claim exceeds L.10,000. For the avoidance of doubt, any liability of the Vendors in respect of the Warranties set out in paragraphs 6.4 and 8.3 of Schedule 3 shall, to the extent that such liability is also the subject of the indemnities contained in Clause 2.2 of the Liabilities Deed, be treated as a relevant claim under the Liabilities Deed.

6.4    The Vendors shall not be liable in respect of a relevant claim:-

       (A) if it would not have arisen but for anything voluntarily done or omitted to be done after Completion by the Purchaser, the Company or any of the Subsidiaries or any of their respective agents, assignees or other successors in title at any time when the Purchaser was aware of the existence or potential existence of such claim;

       (B)    to the extent that it arises or is increased as a result only of:-

              (1)   an increase in rates of taxation after the Accounts Date; or

              (2) the passing of any legislation, or making of any subordinate legislation, with retrospective effect; or

       (C)    to the extent that it:-

              (1) is provided for, or included as a liability, in the Accounts or, for the period from 1st January 1993 to 31st May 1993, in the Management Accounts ; or

              (2) is a liability for taxation arising out of the ordinary course of business of the Company or any of the Subsidiaries after the Accounts Date.

6.5    (A)    Subject to Clause 6.5(B), where, after a relevant claim has been satisfied by the Vendors by means of a deduction under Clause
              3.2(D), the Purchaser, the Company or any of the Subsidiaries shall recover from some other person an amount (the "third party recovery") in respect of any matter or event which gave rise to the relevant claim the Purchaser shall pay to the Vendors on the fifth business day following such recovery an amount equal to the lesser of (i) the amount so recovered (less all reasonable costs and expenses of the recovery properly incurred by the Purchaser) and (ii) the amount deducted from any payments to the Vendors pursuant to Clause 3.2(D) in respect of that relevant claim provided that where case (ii) applies the Vendors shall be paid from such recovery their reasonable costs and expenses incurred in pursuing such recovery if the Purchaser's costs as aforesaid have been met from such recovery and provided further that, subject to Clause 6.6, the Purchaser shall not be under any obligation to seek, or to procure that the Company or any of the Subsidiaries shall seek, recovery from any other person.

       (B) Where a third party recovery is received after the Final Date the Vendors shall be entitled to be paid all or part of the proceeds of any such recovery in accordance with Clause 6.5(A) only if at the Final Date and at the date of the relevant recovery such claim was being pursued against the relevant third party by the Vendors in accordance with Clause 6.6.


6.6 The Purchaser in respect of any relevant claim (other than a claim in respect of taxation under the Liabilities Deed, to which Clause 6 of that Deed shall apply) shall, upon being indemnified to its reasonable satisfaction against any costs, claims, losses, liabilities or expenses which it may thereby suffer or incur, take such action as the Vendors' Agents or any of them may reasonably require to avoid, resist, contest or compromise any claim or matter which gives or may give rise to a relevant claim.


6.7 Where, after any relevant claim(s) under Clause 2.1 of the Liabilities Deed has been satisfied by the Vendors but before the Final Date, it is agreed or determined in accordance with Clause 3.4(B) (at the request and at the expense of the Vendors) that a provision for taxation in the Accounts is an overprovision ("Overprovision") then the Purchaser shall pay to the Vendors on the fifth business day following such agreement or determination an amount equal to the lesser of (i) the amount of the Overprovision and (ii) the amount deducted from any payments to the Vendors pursuant to Clause 3.2(D) in respect of such relevant claim(s).

6.8 Where, after any relevant claim(s) under clause 2.1 of the Liabilities Deed has been satisfied by the Vendors but before the Final Date, it is agreed or determined in accordance with Clause 3.4(B) (at the request and at the expense of the Vendors) that an amount of taxation paid by the Company or a relevant Subsidiary will result in a corresponding tax relief (as defined in the Liabilities Deed) which will result in the reduction in the amount of any payment of taxation by the Company or the relevant Subsidiary, then the Purchaser shall pay to the Vendors on the fifth business day following the date on which the relevant payment of taxation would otherwise have been made an amount equal to the lesser of
       (i) the amount by which the payment of taxation is reduced by the tax relief (as certified by the auditors) and (ii) the amount deducted from any payments to the Vendors pursuant to Clause 3.2(D) in respect of such relevant claim(s).


7.     CONFIDENTIALITY AND ANNOUNCEMENTS

7.1 Each of the Vendors covenants with the Purchaser that, save with the prior written consent of the Purchaser, or, in the case of the Vendors listed in Part I of Schedule 1, in accordance with his service agreement with MMD he shall not at any time disclose or use, for his own benefit or that of any person any confidential information which he possesses concerning the business or affairs of the Company or any of the Subsidiaries or of any person having dealings with the Company or any of the Subsidiaries or concerning this Agreement or its subject matter.

7.2 Each of the parties covenants with the others that he shall not at any time make any public announcement which refers to any terms of this

       Agreement provided that nothing in this Clause 7.2 shall prevent the Purchaser from supplying to its holding companies, or prevent such companies from publishing or disclosing, any such information required to be published or disclosed in accordance with any relevant legal requirement provided that the Institutional Vendors may notify their investors thereof but shall request them to keep such information confidential subject to any relevant legal requirement to the contrary.

7.3 The restrictions entered into by the Vendors in Clause 7.1 are given to the Purchaser for itself and as trustee for the Company and each of the Subsidiaries and each of the Vendors agrees that he will at the request and cost of the Purchaser enter into a further agreement with the Company and each of the Subsidiaries whereby he will accept a restriction corresponding to the restriction in this Agreement. The Purchaser declares that insofar as these restrictions relates to the Company and the Subsidiaries it holds the benefit of them as trustee. In exercising any right as trustee hereunder the Purchaser shall be entitled to limit the action it takes to such action as it may, in its absolute discretion, consider reasonable.

8.     POST-COMPLETION ARRANGEMENTS

8.1 The Purchaser shall use its reasonable endeavors to procure that its managing director shall be available to meet P. Smitham Esq. on behalf of the Vendors at a mutually convenient time, once per month between Completion and 31st December 1994 and once thereafter following the preparation of the Management Accounts for December 1994, for the purposes of discussing the activities of the Company and the Subsidiaries and, so far as relevant, the activities of the Purchaser and its subsidiaries by reference to the Vendors' entitlement to the payments of additional consideration provided for in Clause 3.2 which meeting shall be scheduled for such period as the Vendors may reasonably require and which does not interfere unduly with the duties and responsibilities of such managing director. The Purchaser recognises that thereafter P. Smitham Esq shall be entitled to communicate the results of such meetings to each of the Vendors or any of them.

8.2 The Purchaser shall supply to SVA one copy of each set of Management Accounts of the Company and the Subsidiaries which are prepared in respect of any period up to and including 31st December 1994 as soon as practicable following their preparation (and in any event with 30 days of the end of the appropriate calendar month to which they relate) and SVA may supply copies thereof to the other Vendors' Agents.

9.     MISCELLANEOUS

9.1 Where in this Agreement any liability is undertaken by two or more persons the liability of each of them shall be several.

9.2 No party may assign any of its rights or obligations under this Agreement or the Liabilities Deed save that the Purchaser may assign any of its rights and obligations under this Agreement, and the Purchaser or any member of the Group may assign any of their respective rights and obligations under the Liabilities Deed, to Arrow Electronics Inc. or any of its Associated Companies provided that in the case of an assignment of obligations to which the Vendors have not given their prior written consent the Purchaser or the relevant member of the Group shall remain jointly liable with the assignee to the Vendors in respect of such obligations. This Agreement shall be binding on and enure for the benefit of the parties' successors and personal representatives.

9.3 In relation to its subject matter this Agreement, together with the documents in the agreed terms, represents the entire understanding and constitutes the whole agreement, and supersedes any previous agreement, between the parties and, save as provided in this Agreement, no party has relied on any representation made by any other party who is not a party to this Agreement.

9.4 So far as it remains to be performed this Agreement shall continue in full force and effect notwithstanding Completion.

9.5 Each of the Vendors shall after Completion execute all such other deeds and documents and do all such things as the Purchaser may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement and the documents in the agreed terms and for vesting in the Purchaser the full benefit of the Shares, the Debt and the Guarantee.

9.6    Whenever this Agreement or the Liabilities Deed provide for:-

       (A) any matter to be agreed between the Purchaser and the Vendors or the Vendors' Agents the Purchaser shall be required to deal solely with the relevant Vendors' Agents treat any representation by a Vendors' Agent that any matter has been agreed by the Vendors represented by him as having been, for all purposes in connection with this Agreement, so agreed and as binding on such Vendor in relation thereto and the Purchaser shall not be required to ascertain whether the respective Vendor or any other Vendors have been consulted by the relevant Vendors' Agent;

       (B) any payment to be made by the Purchaser to the Vendors, such payment shall be made to the Vendors' Solicitor and shall be received by the Vendors' Solicitors on behalf of all the Vendors in their appropriate proportions and the Purchaser shall be entitled to deal solely with the Vendors' Solicitors in that regard and shall not be concerned with the application of any such payment.

9.7 To the extent that any provision of this Agreement or of any of the other agreements between two or more of the parties in the agreed terms constitutes a restriction or an information provision within the meaning of the RTPA so as to make the Agreement, or any such document in the agreed terms, registrable under the Act, no such provision shall come into effect until such time as particulars of this Agreement and the documents in the agreed terms have been furnished to the Director General of Fair Trading in accordance with the RTPA, which the parties agree shall be done as soon as practicable after the signing of this Agreement.

9.8 No variation to this Agreement or to any part hereof (including, for the avoidance of doubt, in relation to the rights of the Vendors in terms of the receipt of additional consideration under Clause 3) shall be valid unless it is in writing and signed by or on behalf of each of the Vendors' Agents and the Purchaser.

9.9 The Purchaser hereby agrees to indemnify each of the Vendors on demand against any claims, liabilities, losses, costs and expenses to the Vendors or to their investors arising in respect of the Reorganisation (as defined in the Liabilities Deed) or in respect of the purchase of the Shares by the Purchaser and the Assignment to the Purchaser excluding any claim, cost, liability, loss or expense which would have arisen had the Reorganisation not taken place.

9.10 The Vendors hereby agree to pay to the Purchaser on demand an amount equal to the amount of all claims, liabilities, losses, costs and expenses other than those referred to under Clause 3 of the Liabilities Deed which the Purchaser or any member of the Group may suffer or incur arising out of or in respect of the payment of any dividends (including, without limitation, the dividend to be paid on 1st July 1993) by the Company or out of or in respect of the redemption of any shares by the Company up to the date of this Agreement or any other action as a result of which the relevant funds were paid to the Company which enabled such dividend to be paid or such redemption to be made, as the case may be, provided that this Clause 9.10 shall not entitle the Purchaser to recover from the Vendors any part of such dividend, such redemption monies or such relevant funds.

9.11 This Agreement may be executed in two or more counterparts of all which shall take effect as a single document.

10.    COSTS

       The parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and the documents in the agreed terms.

11.    NOTICES

11.1 A notice, approval, consent or other communication in connection with this Agreement:

       (A)    must be in writing; and

       (B) must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside the United Kingdom) to the address of the addressee or sent by telex or facsimile to the telex or facsimile number of the addressee which is specified in this Clause or if the addressee notifies another address or telex or facsimile number in England and Wales then to that address or telex or facsimile number. In addition, a copy of every notice, approval, consent or other communication in respect of this Agreement or the Liabilities Deed shall be sent to SVA at the address set out in Clause 1.1, marked for the attention of the Partnership Secretary.

              The address, telex number and facsimile number of each party for the purposes of this Agreement and the Liabilities Deed is:

              VENDORS' AGENTS
              SVA
              Address:     20 Southampton Street,
                           London WC2E 7QG
              Telex:       LONDON   885029
              Facsimile:   071-497-2174
              Marked for the attention of the Partnership Secretary

              SUMIT Equity Ventures Ltd
              Address:     Edmund House,
                           12 Newhall Street,
                           Birmingham B3 3EJ
              Fax:         021-233-4628
              Marked for the attention of L. Bury Esq.,

              Michael R. Regent
              Address:     Wynchwood Park Corner,
                           Nettlebed,
                           Oxfordshire

              PURCHASER
              Address:     St. Martin's Business Centre,
                           Cambridge Road,
                           Bedford, MK42 OLF
              Fax:         0234 211434
              Marked for the attention of the Managing Director

              with a copy by Fax to Arrow Electronics Inc., 25 Hub Drive, Melville, New York 11747, USA for the attention of R.E. Klatell Esq, Senior Vice-President (fax No. 0101 516 391 1683) or such other address and/or fax as the relevant party may notify to the other from time to time.

11.2 A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with Clause 11.3) unless a later time is specified in it.

11.3   A letter, telex or facsimile is deemed to be received:

       (A) in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted by airmail to or from a place outside the United Kingdom) day after posting;

       (B) in the case of a telex, on receipt by the sender of the answerback code of the addressee after transmission of the telex; and

       (C) in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

12.    GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

12.1 This Agreement shall be governed by, and construed in accordance with, English law.

12.2 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the English Courts for determining any dispute concerning this Agreement or the transactions contemplated by this Agreement. Each party waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

12.3 Without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under Clause ii.

IN WITNESS of which the parties have executed this Agreement on the date first mentioned above.